Exhibit 99.1

Rigel’s R343 Did Not Meet Primary Endpoint in Asthma Study

SOUTH SAN FRANCISCO, Calif. — August 26, 2013 —  Rigel Pharmaceuticals, Inc. (Nasdaq: RIGL) today announced that R343, an inhaled SYK inhibitor being evaluated as a potential therapeutic for patients with allergic asthma, did not meet the primary or secondary endpoints in a recently completed Phase 2 clinical study.  The primary endpoint was the change in pre-bronchodilator FEV1 (a measure of lung function) from baseline to dosing completion at Week 8, comparing active doses to placebo. R343 was shown to be relatively safe and well tolerated at both doses. In light of these overall findings, the company has decided not to pursue this indication with R343.

“This was not the result we expected based on the collection of data we had previously seen with R343 in this therapeutic area,” said James M. Gower, chairman and chief executive officer of Rigel.  “Fortunately, we have a robust portfolio of clinical and preclinical research programs to focus on that includes Fostamatinib, R333 for discoid lupus erythematosus and R348 for dry eye.  We will be reviewing our portfolio and will discuss these plans in the near-term,” he added.

About Rigel (www.rigel.com)

Rigel Pharmaceuticals, Inc. is a clinical-stage drug development company that discovers and develops novel, small-molecule drugs for the treatment of inflammatory and autoimmune diseases, as well as muscle disorders.  Rigel’s pioneering research focuses on intracellular signaling pathways and related targets that are critical to disease mechanisms. The company currently has five product candidates in clinical development: fostamatinib, an oral SYK for immune disorders; R333, a topical JAK/SYK inhibitor for discoid lupus, and R348, a topical JAK/SYK inhibitor for chronic dry eye — both in Phase 2 clinical trials; and two oncology product candidates in Phase 1 development with partners BerGenBio and Daiichi Sankyo.

This press release contains “forward-looking” statements, including, without limitation, statements related to development plans and the planned disclosure of the review of the portfolio.  Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “planned,” “will,” “may,” “expect,” and similar expressions are intended to identify these forward-looking statements.  These forward-looking statements are based on Rigel’s current expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward looking statements as a result of these risks and uncertainties, which include, without limitation, the availability of resources to develop Rigel’s product candidates, our need for additional capital in the future to sufficiently fund our operations and research, the uncertain timing of completion of and the success of clinical trials, market competition, risks associated with and Rigel’s dependence on Rigel’s corporate partnerships, as well as other risks detailed from time to time in Rigel’s reports filed with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2013.  Rigel does not undertake any obligation to update forward-looking statements and expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein.

# # #

Contact: Raul Rodriguez

Phone: 650.624.1302

Email: invrel@rigel.com